Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated July 26, 2012 PRICING SUPPLEMENT No. 231 dated July , 2012 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

$

Wells Fargo & Company

Medium–Term Notes, Series K

% Mandatorily Exchangeable Securities due             , 2014

with Capped Upside and Contingent Buffered Downside

Linked to the Common Stock of Ford Motor Company

Issuer:	Wells Fargo & Company (“Wells Fargo”)

Underlying Stock:	Common stock of Ford Motor Company (Ticker “F”). Ford Motor Company, the issuer of the underlying stock (the “underlying stock issuer”), is not involved with this offering and has no obligations relating to, and does not sponsor or endorse, the securities.

Pricing Date:	, 2012

Issue Date:	, 2012 (five business days after the pricing date)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Interest:	% per annum, as determined on the pricing date, will be payable on each interest payment date.

Interest Payment Dates:	Quarterly on the day of each , , and , commencing , 2012 and ending at maturity. If a scheduled interest payment date is not a business day, interest will be paid on the next business day, and interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Redemption Amount:

On the stated maturity date, in addition to the final interest payment, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount. The “redemption amount” per security will equal:

•       if the ending price is greater than the cap price: $1,300, which is equal to the exchange ratio multiplied by the cap price;

•       if the ending price is greater than or equal to the starting price, but less than or equal to the cap price: the exchange ratio multiplied by the ending price; or

•       if the ending price is less than the starting price:

(i)     if a trigger event has occurred: the exchange ratio multiplied by the ending price; or

(ii)    if a trigger event has not occurred: $1,000.

If the ending price is less than the starting price, and the share closing price of the underlying stock is less than or equal to the contingent price on any trading day during the observation period, the redemption amount will be less than the original offering price per security and you will lose some, and possibly all, of your investment.

Stated Maturity Date:	, 2014, subject to postponement if a market disruption event occurs or is continuing on the calculation day.

Exchange Ratio:	, the original offering price per security divided by the starting price.

Starting Price:	$ , the VWAP of the underlying stock on the pricing date.

Ending Price:	The VWAP of the underlying stock on the calculation day.

Cap Price:	$ , which is equal to 130% of the starting price. As a result of the cap price, the maximum return at maturity of the securities (excluding interest payments) will be 30% of the original offering price.

Trigger Event:	A “trigger event” will occur if the share closing price of the underlying stock on any trading day during the observation period is less than or equal to the contingent price.

Contingent Price:	$ , which is equal to 70% of the starting price.

Observation Period:	Each trading day from and including the trading day immediately following the pricing date to and including the calculation day, as such day may be postponed as described in this pricing supplement.

Calculation Day:	, 2014, subject to adjustment for non-trading days and certain market disruption events.

VWAP:	On any trading day, the product of (i) the volume-weighted average price of the underlying stock on its principal trading market (as determined by the calculation agent in its sole discretion) during the VWAP determination period on such trading day and (ii) the adjustment factor applicable to the underlying stock on such trading day.

VWAP Determination Period:	On any trading day, the four-hour period during which a market disruption event is not occurring commencing at (New York City time) on such trading day.

Share Closing Price:	On any trading day, the product of (i) the closing price of one share of the underlying stock on such trading day and (ii) the adjustment factor applicable to the underlying stock on such trading day.

Adjustment Factor:	Initially 1.0 and will be adjusted in the event of certain corporate events relating to the underlying stock issuer as well as for changes in ordinary dividend payments, in each case as described in this pricing supplement.

Listing:	The securities will not be listed on any securities exchange or automated quotation system.

Calculation Agent:	Wells Fargo Securities, LLC

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP Number:

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors ” beginning on page PS-2.

The securities are unsecured obligations of Wells Fargo and all payments on the securities are subject to the credit risk of Wells Fargo. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	—	$1,000
Total

(1)	The original offering price specified above includes structuring and development costs. If the securities were priced today, the structuring and development costs would total approximately $6.00 per security. The actual structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the structuring and development costs exceed $7.00 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information including information regarding offering expenses and how we may hedge our obligations under the securities. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

INVESTMENT DESCRIPTION

The             % Mandatorily Exchangeable Securities due             , 2014 with Capped Upside and Contingent Buffered Downside, Linked to the Common Stock of Ford Motor Company, which we refer to as the “securities,” are senior unsecured debt securities of Wells Fargo & Company that do not repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the common stock of Ford Motor Company, which we refer to as the “underlying stock.” The securities provide:

(i) the possibility of a positive return at maturity if the value of the underlying stock increases from its starting price to its ending price, provided that the return at maturity of the securities (excluding interest payments) will not exceed the maximum return of 30%;

(ii) if the ending price of the underlying stock is less than the starting price, repayment of principal at maturity if, and only if, the share closing price of the underlying stock is not less than or equal to 70% of the starting price on any trading day during the specified observation period;

(iii) if the ending price of the underlying stock is less than the starting price and the share closing price of the underlying stock is less than or equal to 70% of the starting price on any trading day during the specified observation period, one-to-one exposure to the decrease in the value of the underlying stock from the starting price to the ending price; and

(iv) quarterly interest payments of             % per annum, as determined on the pricing date,

in each case subject to the credit risk of Wells Fargo.

If the ending price is less than the starting price, and the share closing price of the underlying stock is less than or equal to the contingent price on any trading day during the observation period, the redemption amount will be less than the original offering price per security and you will lose some, and possibly all, of your investment.

The underlying stock is the common stock of Ford Motor Company. Ford Motor Company is one of the world’s largest producers of cars and trucks. Ford Motor Company and its subsidiaries also engage in other businesses, including financing vehicles. See “The Underlying Stock” below.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

RISK FACTORS

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. Also, your securities are not equivalent to investing directly in the underlying stock to which your securities are linked. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

You May Lose Up To All Of Your Investment.

Unlike conventional debt securities, the securities do not guarantee the return of the principal amount on the stated maturity date. If the ending price is less than the starting price, and the share closing price of the underlying stock is less than or equal to the contingent price on any trading day during the observation period, the redemption amount will be less than the original offering price of the securities by an amount proportional to the decline of the ending price from the starting price. As a result, you could lose all of the original offering price of your securities at maturity. If the share closing price of the underlying stock is less than or equal to the contingent price on any trading day during the observation period and the ending price is below the starting price by any amount on the calculation day, you will suffer a loss on the principal amount invested even if the price of the underlying stock is greater than or equal to the starting price for a significant period of time during the term of the securities other than the calculation day.

Your Return Will Be Limited By The Cap Price.

As a result of the cap price, the maximum possible return at maturity of the securities (excluding interest payments) is 30%. The opportunity to participate in the possible increases in the price of the underlying stock through an investment in the securities will, therefore, be limited.

The Benefit Of The Contingent Buffer May Terminate On Any Trading Day During The Observation Period.

The securities feature a contingent buffer, which provides for the repayment of the original offering price at maturity if the ending price is less than the starting price, but only if a trigger event does not occur. A trigger event will occur if the share closing price of the underlying stock is less than or equal to the contingent price on any trading day during the observation period. The observation period comprises each trading day following the pricing date up to and including the calculation day. If a trigger event occurs, you will lose the benefit of the contingent buffer and will be fully exposed to any decrease in the share closing price of the underlying stock from the starting price to the ending price. A trigger event will occur, and you will lose the benefit of the contingent buffer, even if the share closing price falls below the contingent price only briefly and subsequently recovers.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the market and other conditions discussed in the next risk factor.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the price of the underlying stock at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Underlying Stock Performance. The value of the securities prior to maturity will depend substantially on the price of the underlying stock. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the price of the underlying stock at such time is less than, equal to or not sufficiently above its starting price. Further, the price at which you may be able to sell the securities before stated maturity will likely be at a significant discount from their original offering price if a trigger event has previously occurred.

•	Cap Price. We anticipate that the value of the securities will be at a discount to the maximum possible redemption amount imposed by the cap price.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•

Volatility Of The Underlying Stock. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the underlying stock changes.

•

Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the underlying stock. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the underlying stock during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current price of the underlying stock.

•	Dividend Yield Of The Underlying Stock. The value of the securities may be affected by the dividend yield on the underlying stock.

•

Events Involving The Underlying Stock Issuer. The occurrence of certain events affecting the underlying stock and the underlying stock issuer that may or may not require an adjustment to the adjustment factor may affect the value of the securities.

•

Changes In Geopolitical, Economic, Financial And Other Conditions. In general, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the market price of the underlying stock may affect the value of the securities.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the price of the underlying stock, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Owning The Securities Is Not The Same As Owning The Underlying Stock.

Investing in the securities is not equivalent to investing in the underlying stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the underlying stock for a period similar to the term of the securities because you will not receive any dividend payments or other distributions on the underlying stock and, as a holder of the securities, you will not have voting rights or any other rights that holders of the underlying stock may have. In addition, your participation in any appreciation of the underlying stock will be limited by the cap price. Furthermore, the amount you receive at maturity will be determined by reference to and may be based upon the volume-weighted average price of the underlying stock on the calculation day, and may represent less than the full amount of any appreciation of the underlying stock measured from the pricing date to the closing price of the underlying stock on the calculation day.

The Securities May Become Linked To The Common Stock Of Companies Other Than The Underlying Stock Issuer.

Following certain corporate events relating to the underlying stock, such as a stock-for-stock merger where the underlying stock issuer is not the surviving entity, the shares of a successor corporation to the underlying stock issuer will be substituted for the underlying stock for all purposes of the securities. Following certain other corporate events relating to the underlying stock in which holders of the underlying stock would receive all of their consideration in cash and the surviving entity has no marketable securities outstanding or there is no surviving entity (including, but not limited to, a leveraged buyout or other going private transaction involving the underlying stock issuer, or a liquidation of the underlying stock issuer), the common stock of another company in the same industry group as the underlying stock issuer will be substituted for the underlying stock for all purposes of the securities. In the event of such a corporate event, the equity-linked nature of the securities would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section entitled “Specific Terms of the Securities—Adjustment Events.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the value of the securities.

We Cannot Control Actions By The Underlying Stock Issuer.

Actions by the underlying stock issuer may have an adverse effect on the price of its stock and the value of the securities. We are not affiliated with the underlying stock issuer. The underlying stock issuer is not involved in the offering of the securities and has no obligations with respect to the securities, including any obligation to take our interests or your interests into consideration for any reason. The underlying stock issuer will not receive any of the proceeds of the offering of the securities made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. The underlying stock issuer is not involved with the administration, marketing or trading of the securities and has no obligations with respect to the amounts payable on the securities.

We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the underlying stock issuer. This pricing supplement relates only to the securities and does not relate to the underlying stock. The material provided herein concerning the underlying stock issuer is derived from publicly available documents concerning such company without independent verification. Neither we nor the agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of the underlying stock issuer. Furthermore, neither we nor the agent knows whether the underlying stock issuer has disclosed all events occurring before the date of this pricing supplement—including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning the underlying stock issuer could affect the value of the securities and the amount payable on the securities. You, as an investor in the securities, should make your own investigation into the underlying stock issuer.

In addition, there can be no assurance that the underlying stock issuer will continue to be subject to the reporting requirements of the Exchange Act and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that the underlying stock issuer ceases to be subject to such reporting requirements and the securities continue to be outstanding, pricing information for the securities may be more difficult to obtain and the value and liquidity of the securities may be adversely affected. Neither we nor the agent are responsible for the public disclosure of information by the underlying stock issuer, whether contained in filings with the SEC or otherwise.

You Have Limited Antidilution Protection.

The calculation agent will adjust the adjustment factor for certain events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying stock issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments to the adjustment factor if the underlying stock issuer or anyone else makes a partial tender or partial exchange offer for the underlying stock. Consequently, this could affect the market value of the securities. See “Specific Terms of the Securities—Adjustment Events” for a description of the general circumstances in which the calculation agent will make adjustments to the adjustment factor.

Historical Performance Of The Underlying Stock Should Not Be Taken As Indications Of Its Future Performance During The Term Of The Securities.

It is impossible to predict whether the market price of the underlying stock will rise or fall. The underlying stock has performed differently in the past and is expected to perform differently in the future. The market price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that can affect the underlying stock issuer. See “The Underlying Stock” for certain information about the underlying stock issuer and historical data on the underlying stock.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Price Of The Underlying Stock Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates may purchase shares of the underlying stock, futures or options on the underlying stock or other derivative instruments with returns linked or related to changes in the market price of the underlying stock. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in the underlying stock, or derivative or synthetic instruments related to the underlying stock, we or one or more of our affiliates may liquidate a portion of such holdings at any time, including at or about the calculation day. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the market price of the underlying stock. Although we have no reason to believe that any of those activities will have a material impact on the market price of the underlying stock, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates may also engage in trading in the underlying stock and other investments relating to such stock on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the underlying stock and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your securities may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the underlying stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

The Starting Price May Not Be Determined On The Pricing Date.

The starting price will be determined by reference to the volume-weighted average price of the underlying stock on its principal trading market (as determined by the calculation agent in its sole discretion) during the VWAP determination period, which can be carried over for up to eight scheduled trading days after the pricing date in the event of certain market disruption events as described herein. Accordingly, the VWAP determination period may not conclude until, and you may not know the starting price for, a significant period of time after the pricing date.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending price may be postponed if the calculation agent determines that a market disruption event (as defined below) has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) the initial stated maturity date and (ii) three business days after the postponed calculation day.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the underlying stock. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of the underlying stock and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the underlying stock issuer, including making loans to (and exercising creditors’ remedies with respect to such loans), making equity investments in or providing investment banking, asset management or other advisory services to, the underlying stock issuer. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about the underlying stock issuer. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the underlying stock from multiple sources and should not rely on the views expressed by us or our affiliates.

One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting price, the ending price, the closing price and share closing price on each trading day during the observation period and whether a trigger event has occurred, calculating the redemption amount, determining whether adjustments should be made to the closing price and adjustment factor and determining whether a market disruption event has occurred. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” below on page PS-22 and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid coupon-bearing derivative contract with respect to the underlying stock. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), (i) the interest payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid interest payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-23 below.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the interest payments. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities.

You are urged to read the more detailed discussion under “United States Federal Income Tax Considerations” on page PS-22 below.

If you are not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” below on page PS-22, the payments of interest you receive on your securities may be subject to United States withholding tax at a rate of up to 30%, and it is possible that amounts that you receive upon the sale, exchange or maturity of the securities will also be subject to United States federal income tax. You are urged to read the discussion under “United States Federal Income Tax Considerations—Non-United States Holders” below on page PS-24.

SPECIFIC TERMS OF THE SECURITIES

The securities are part of a series of debt securities, entitled “Medium-Term Notes, Series K,” that we may issue under the indenture from time to time as described in the accompanying prospectus. The securities are also “debt securities” as described in the accompanying prospectus supplement.

This pricing supplement summarizes specific terms that apply to the securities. Terms that apply generally to all Medium-Term Notes, Series K, are described in “Description of Notes” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described here are controlling.

References herein to “holders” mean those who own securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in securities registered in street name or in securities issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus supplement, under “Description of Notes–Book-Entry, Delivery and Form.”

The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date. We describe the terms of the securities in more detail below.

Interest

The securities will bear interest at the rate of         % per annum, as determined on the pricing date, payable quarterly on the day of each             ,             ,             and             , commencing             , 2012 and ending on the stated maturity date. See “Description of Notes—Interest and Principal Payments” and “Description of Notes—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the securities will be calculated, accrued and paid. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Underlying Stock

The “underlying stock” is the common stock of Ford Motor Company (the “underlying stock issuer”).

The table below indicates the ticker symbol for the underlying stock, the primary national securities exchange on which the underlying stock is listed and the starting price.

Underlying Stock Issuer	Ticker Symbol	Listing Exchange	Starting Price
Ford Motor Company	F	NYSE	$

If, as a result of any event described under “—Adjustment Events” below, the securities are linked to equity securities other than the common stock of the underlying stock issuer, the term “underlying stock” shall include such other securities and the term “underlying stock issuer” shall include the issuer of such other securities. For additional details on adjustments, see “—Adjustment Events” below.

Payment at Stated Maturity

On the stated maturity date, in addition to the final interest payment, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount. The “redemption amount” per security will equal:

•	if the ending price is greater than the cap price: $1,300, which is equal to the exchange ratio multiplied by the cap price;

•	if the ending price is greater than or equal to the starting price, but less than or equal to the cap price: the exchange ratio multiplied by the ending price; or

•	if the ending price is less than the starting price:

(i) if a trigger event has occurred: the exchange ratio multiplied by the ending price; or

(ii) if a trigger event has not occurred: $1,000.

If the ending price is less than the starting price, and the share closing price of the underlying stock is less than or equal to the contingent price on any trading day during the observation period, the redemption amount will be less than the original offering price per security and you will lose some, and possibly all, of your investment.

The “exchange ratio” is             , the original offering price per security divided by the starting price.

The “starting price” is $            , the VWAP of the underlying stock on the pricing date.

The “ending price” will be the VWAP of the underlying stock on the calculation day.

The “cap price” is $            , which is equal to 130% of the starting price. As a result of the cap price, the maximum return at maturity of the securities (excluding interest payments) will be 30% of the original offering price.

A “trigger event” will occur if the share closing price of the underlying stock on any trading day during the observation period is less than or equal to the contingent price.

The “contingent price” is $            , which is equal to 70% of the starting price.

The “observation period” will include each trading day from and including the trading day immediately following the pricing date to and including the calculation day, as such day may be postponed for market disruption events as provided herein (each such day, an “observation date”). Notwithstanding the foregoing, the observation period will include the date on which the ending price is determined if the calculation day is postponed as provided below, regardless of whether such date is a trading day. If a market disruption event occurs on a trading day during the observation period, such trading day shall be a valid observation date if a closing price is reported or published for such day.

“VWAP” of the underlying stock on any trading day means the product of (i) the volume-weighted average price of the underlying stock on its principal trading market (as determined by the calculation agent in its sole discretion) during the VWAP determination period on such trading day and (ii) the adjustment factor applicable to the underlying stock on such trading day.

The “VWAP determination period” on any trading day means the four-hour period during which a market disruption event is not occurring commencing at             (New York City time) on such trading day. If a market disruption event occurs on the applicable trading day, any period of time during which a market disruption event is occurring will be excluded from, and will not be counted in measuring, the VWAP determination period, which may be carried over for commencement and/or completion to one or more subsequent trading days as provided under “—Market Disruption Event” below.

The “share closing price” of the underlying stock on any trading day means the product of (i) the closing price of one share of the underlying stock on such trading day and (ii) the adjustment factor applicable to the underlying stock on such trading day.

The “adjustment factor” means, with respect to a share of the underlying stock, initially 1.0, and will be adjusted in the event of certain events affecting the shares of such underlying stock as well as for changes in the ordinary dividend payment paid on the underlying stock. See “—Adjustment Events” below.

The “stated maturity date” is             , 2014. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i)             , 2014 and (ii) three business days after the ending price is determined. If the stated maturity date is not a business day, any payment required to be made on the securities on the stated maturity date will be made on the next business day with the same force and effect as if it had been made on the stated maturity date and no interest will accrue during the period from and after the stated maturity date.

The “calculation day” is             , 2014 or, if such day is not a trading day, the next succeeding trading day. If due to the occurrence of a market disruption event the VWAP determination period is not completed on the originally scheduled calculation day, the term “calculation day” will mean the day on which the VWAP determination period is completed.

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the principal trading market for the underlying stock (as determined by the calculation agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the amount of interest you receive on each interest payment date, the closing price and share closing price on each trading day during the observation period, the VWAP of the underlying stock on the pricing date and the calculation day, whether a trigger event has occurred and the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine if adjustments are required to the adjustment factor under various circumstances; and

•	under certain circumstances, select a replacement for the underlying stock.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Closing Price

The closing price for one share of the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

•

if the underlying stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act on which the underlying stock (or any such other security) is listed or admitted to trading;

•	if the underlying stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day; or

•

if the underlying stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (the “FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.

If the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the underlying stock (or any such other security) is not available pursuant to either of the two preceding sentences, then there will be no closing price for the applicable trading day. The term “OTC Bulletin Board Service” will include any successor service thereto.

Market Disruption Event

A market disruption event means the occurrence or existence of any of the following events:

•

a suspension, absence or material limitation of trading in the underlying stock on its primary market continuously for more than one-half hour during the VWAP determination period, as determined by the calculation agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

the underlying stock does not trade on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or what was the primary market for the underlying stock, as determined by the calculation agent in its sole discretion; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the securities that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

•

a limitation on the hours or number of days of trading in the underlying stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying stock.

For this purpose, a “suspension, absence or material limitation of trading” in the applicable market will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a “suspension, absence or material limitation of trading” in the applicable market for the underlying stock or option or futures contracts relating to the underlying stock, as applicable, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to the underlying stock or those contracts; or

•	a disparity in bid and asked quotes relating to the underlying stock or those contracts will constitute a “suspension, absence or material limitation of trading” in the underlying stock or those contracts, as the case may be, in the applicable market.

If a market disruption event occurs on the pricing date or the originally scheduled calculation day and, by the close of trading on the principal trading market for the underlying stock (as determined by the calculation agent in its sole discretion) on such day, the VWAP determination period of the underlying stock has not ended, then the VWAP determination period will commence or continue, as applicable, at the start of trading on the next succeeding trading day, subject to the occurrence of a market disruption event on such succeeding trading day. If, by the close of trading on the principal trading market for the underlying stock (as determined by the calculation agent in its sole discretion) on the eighth scheduled trading day following the pricing date or the originally scheduled calculation day, as applicable, the calculation agent has not been able to determine the VWAP for the underlying stock for the complete VWAP determination period, then the calculation agent will determine the VWAP for any remaining time in the VWAP determination period for the underlying stock on such eighth scheduled trading day in a commercially reasonable manner, taking into consideration all available information that in good faith it deems relevant.

Events of Default and Acceleration

In case an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration will be equal to the redemption amount, calculated as provided herein, plus accrued and unpaid interest. The redemption amount will be calculated as though the date of acceleration were the calculation day.

Adjustment Events

The adjustment factor is subject to adjustment by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the underlying stock and, consequently, the value of your securities, such as a tender or exchange offer by the underlying stock issuer for the underlying stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the underlying stock. We describe the risks relating to dilution above under “Risk Factors—You Have Limited Antidilution Protection.”

How adjustments will be made

If one of the events described below occurs with respect to the underlying stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of that underlying stock, the calculation agent will calculate a corresponding adjustment to the adjustment factor for that underlying stock as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the adjustment factor for that underlying stock will be adjusted by the calculation agent by multiplying the existing adjustment factor by a fraction whose numerator is the number of shares of the underlying stock outstanding immediately after the stock split and whose denominator is the number of shares of the underlying stock outstanding immediately prior to the stock split. Consequently, the adjustment factor will be adjusted to double the prior adjustment factor, due to the corresponding decrease in the market price of the underlying stock. Adjustments will be made for events with an effective date or ex-dividend date, as applicable, from but excluding the pricing date to and including the calculation day (the “adjustment period”).

The calculation agent will also determine the effective date of that adjustment, and the replacement of the underlying stock, if applicable, in the event of a consolidation or merger or certain other events in respect of the underlying stock issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the paying agent, stating the adjustment to the adjustment factor. In no event, however, will an antidilution adjustment to the adjustment factor during the term of the securities be deemed to change the face amount per security.

If more than one event requiring adjustment occurs with respect to the underlying stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the adjustment factor for the second event, applying the required adjustment to the adjustment factor as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the adjustment factor unless the adjustment would result in a change to the adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your securities that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

No adjustments will be made for certain other events, such as offerings of common stock by the underlying stock issuer for cash or in connection with the occurrence of a partial tender or exchange offer for the underlying stock by the underlying stock issuer or any other person.

Ordinary Dividend Adjustments

The adjustment factor will be adjusted for changes in the regular quarterly cash dividend payable to holders of the underlying stock relative to the base quarterly dividend (as defined below). If the underlying stock issuer pays a regular quarterly cash dividend for which the ex-dividend date is within the adjustment period and the amount of such regular quarterly cash dividend (the “current quarterly dividend”) is greater than or less than the base quarterly dividend, the adjustment factor will be adjusted (an “ordinary dividend adjustment”) on such ex-dividend date so that the new adjustment factor will equal the prior adjustment factor multiplied by the ordinary dividend adjustment factor. If the underlying stock issuer declares that it will pay no dividend in any quarter, other than in connection with a payment period adjustment, an adjustment will be made in accordance with this paragraph on the date corresponding to the ex-dividend date in the immediately prior dividend payment period during which a regular quarterly cash dividend was paid. If a reorganization event occurs, no ordinary dividend adjustment will be made in respect of any new stock, successor stock or replacement stock.

The “ordinary dividend adjustment factor” will equal a fraction, the numerator of which is the closing price of the underlying stock on the trading day preceding the ex-dividend date for the payment of the current quarterly dividend (such closing price, the “ordinary dividend base closing price”), and the denominator of which is the amount by which the ordinary dividend base closing price of the underlying stock on the trading day preceding the ex-dividend date exceeds the dividend differential.

The “dividend differential” equals the amount of the current quarterly dividend minus the base quarterly dividend.

The “base quarterly dividend” means the amount per share of the underlying stock specified below with respect to each expected ex-dividend date specified below, based on the dividend assumptions for the underlying stock as specified by the initial investor:

Expected Ex-Dividend Date	Base Quarterly Dividend (per share)
July 27, 2012	$0.05
October 30, 2012	$0.06
January 25, 2013	$0.06
April 29, 2013	$0.06
July 20, 2013	$0.08
October 30, 2013	$0.08

provided that (i) if there occurs any corporate event that requires an adjustment to the adjustment factor as described in this section or (ii) the underlying stock issuer effects a change in the periodicity of its dividend payments (e.g., from quarterly payments to semi-annual payments) (a “payment period adjustment”), then in each case the calculation agent will make an appropriate adjustment to the base quarterly dividend with a view to offsetting, to the extent practical, any change in your economic position relative to your securities that results solely from that event.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the underlying stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the adjustment factor for that underlying stock to equal the product of the prior adjustment factor for that underlying stock and the number of shares issued in such stock split or reverse stock split with respect to one share of that underlying stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the underlying stock is subject to a stock dividend payable in shares of such stock that is given ratably to all holders of shares of that underlying stock, then once the dividend has become effective the calculation agent will adjust the adjustment factor for that underlying stock on the ex-dividend date to equal the sum of the prior adjustment factor for that underlying stock and the product of:

•	the number of shares issued with respect to one share of that underlying stock, and

•	the prior adjustment factor for that underlying stock.

The “ex-dividend date” for any dividend or other distribution is the first day on and after which such underlying stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The adjustment factor will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to the underlying stock, other than:

•	ordinary dividend adjustments described above,

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “—Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “—Reorganization Events” below, and

•	extraordinary dividends described below.

An “extraordinary dividend” means each of (a) the full amount per share of the underlying stock of any cash dividend or special dividend or distribution that is identified by the underlying stock issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the underlying stock issuer as an extraordinary or special dividend or distribution) distributed per share of the underlying stock over the immediately preceding cash dividend or other cash distribution, if any, per share of the underlying stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this section, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the closing price of that underlying stock on the trading day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such closing price, the “extraordinary dividend base closing price”) and (c) the full cash value of any non-cash dividend or distribution per share of the underlying stock (excluding marketable securities, as defined below).

If the underlying stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the adjustment factor for the underlying stock on the ex-dividend date to equal the product of:

•	the prior adjustment factor for the underlying stock, and

•

a fraction, the numerator of which is the extraordinary dividend base closing price of the underlying stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the extraordinary dividend base closing price of the underlying stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

Notwithstanding anything herein, any announced increase in the ordinary dividend on the underlying stock will not constitute an extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, in its sole discretion. A distribution on the underlying stock that is a dividend payable in shares of that underlying stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of the underlying stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the underlying stock issuer issues transferable rights or warrants to all holders of the underlying stock to subscribe for or purchase that underlying stock at an exercise price per share that is less than the closing price of that underlying stock on the trading day before the ex-dividend date for the issuance, then the adjustment factor for that underlying stock will be adjusted to equal the product of:

•	the prior adjustment factor for that underlying stock, and

•

a fraction, (1) the numerator of which will be the number of shares of that underlying stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of that underlying stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of that underlying stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of that underlying stock (referred to herein as the “additional shares”) that the aggregate offering price of the total number of shares of that underlying stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

The number of additional shares will be equal to:

•

the product of (1) the total number of additional shares of that underlying stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the closing price of that underlying stock on the trading day before the ex-dividend date for the issuance.

If the number of shares of the underlying stock actually delivered in respect of the rights or warrants differs from the number of shares of the underlying stock offered in respect of the rights or warrants, then the adjustment factor for that underlying stock will promptly be readjusted to the adjustment factor for that underlying stock that would have been in effect had the adjustment been made on the basis of the number of shares of the underlying stock actually delivered in respect of the rights or warrants.

Reorganization Events

Each of the following is a reorganization event:

•	the underlying stock is reclassified or changed (other than in a stock split or reverse stock split),

•

the underlying stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of the underlying stock are exchanged for or converted into other property,

•	a statutory share exchange involving outstanding shares of the underlying stock and the securities of another entity occurs, other than as part of an event described above,

•	the underlying stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•

the underlying stock issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

•

the underlying stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the underlying stock.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the adjustment factor and the underlying stock to reflect the amount and type of property or properties—whether cash, securities, other property or a combination thereof—that a holder of one share of the underlying stock would have been entitled to receive in relation to the reorganization event. We refer to this new property as the “reorganization property.”

Reorganization property can be classified into two categories:

•

an equity security listed on a national securities exchange, which we refer to generally as a “marketable security” and, in connection with a particular reorganization event, “new stock,” which may include any tracking stock, spinoff stock or any marketable security received in exchange for the underlying stock; and

•

cash and any other property, assets or securities other than marketable securities (including equity securities that are not listed, that are traded over the counter or that are listed on a non-U.S. securities exchange), which we refer to as “non-stock reorganization property.”

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the reorganization property. For purposes of valuing any new stock, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent will value non-stock reorganization property in any manner it determines, in its sole discretion, to be appropriate. In connection with a reorganization event in which reorganization property includes new stock, for the purpose of determining the adjustment factor for any new stock as described below, the term “new stock reorganization ratio” means the product of (i) the number of shares of the new stock received with respect to one share of the underlying stock and (ii) the adjustment factor for the underlying stock on the trading day immediately prior to the effective date of the reorganization event.

If a holder of shares of the underlying stock may elect to receive different types or combinations of types of reorganization property in the reorganization event, the reorganization property will consist of the types and amounts of each type distributed to a holder of shares of that underlying stock that makes no election, as determined by the calculation agent in its sole discretion.

If any reorganization event occurs, then on and after the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) the term “underlying stock” in this pricing supplement will be deemed to mean the following, and for each share of underlying stock, new stock and/or replacement stock so deemed to constitute underlying stock, the adjustment factor will be equal to the applicable number indicated:

(a)	if the underlying stock continues to be outstanding:

(1)	that underlying stock (if applicable, as reclassified upon the issuance of any tracking stock) at the adjustment factor in effect for that underlying stock on the trading day immediately prior to the effective date of the reorganization event; and

(2)	if the reorganization property includes new stock, a number of shares of new stock equal to the new stock reorganization ratio;

provided that, if any non-stock reorganization property is received in the reorganization event, the results of (a)(1) and (a)(2) above will each be multiplied by the “gross-up multiplier,” which will be equal to a fraction, the numerator of which is the closing price of the underlying stock on the trading day immediately prior to the effective date of the reorganization event and the denominator of which is the amount by which such closing price of the underlying stock exceeds the value of the non-stock reorganization property received per share of underlying stock as determined by the calculation agent as of the close of trading on such trading day; or

(b)	if the underlying stock is surrendered for reorganization property:

(1)	that includes new stock, a number of shares of new stock equal to the new stock reorganization ratio; provided that, if any non-stock reorganization property is received in the reorganization event, such number will be multiplied by the gross-up multiplier; or

(2)	that consists exclusively of non-stock reorganization property:

(i)	if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (“predecessor stock”) in connection with such reorganization event (in either case of (A) or (B), the “successor stock”), a number of shares of the successor stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the adjustment factor in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock reorganization property per share of the underlying stock on such trading day and the denominator of which is the closing price of the successor stock on such trading day (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the successor stock received with respect to one share of the predecessor stock); or

(ii)	if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a “replacement stock event”), a number of shares of replacement stock (selected as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock reorganization property multiplied by the adjustment factor in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event.

If a reorganization event occurs with respect to the shares of the underlying stock and the calculation agent adjusts the adjustment factor to reflect the reorganization property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the reorganization property, or any component of the reorganization property, comprising the new adjustment factor. The calculation agent will do so to the same extent that it would make adjustments if the shares of that underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of that underlying stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of that underlying stock.

For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving reorganization property of a particular type, reorganization property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such reorganization property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to reorganization property in which an offeree may elect to receive cash or other property, reorganization property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below, whether a trigger event has occurred and the redemption amount payable on each security at maturity will be determined by reference to a replacement stock and an adjustment factor (subject to any further antidilution adjustments) for such replacement stock as determined in accordance with the following paragraph.

The “replacement stock” will be the stock having the closest “option period volatility” to the underlying stock among the stocks that then comprise the replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same GICS Code (as defined below) as the underlying stock issuer; provided, however, that a replacement stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of Wells Fargo, our hedging counterparties or any of their affiliates that would materially limit the ability of Wells Fargo, our hedging counterparties or any of their affiliates to hedge the securities with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced (equal to the product of (a) the exchange ratio, (b) the adjustment factor that would be in effect immediately after selection of such stock as the replacement stock and (c) the number of securities outstanding) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the replacement stock event (an “excess ADTV stock”).

Each replacement stock selected in connection with a reorganization event will be assigned an adjustment factor equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the effective date of such reorganization event, equal to the product of (a) the value of the non-stock reorganization property received per share of underlying stock and (b) the adjustment factor in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event. Each replacement stock selected in connection with an ADS termination event (as defined below) will be assigned an adjustment factor equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the change date (as defined below), equal to the product of (x) the closing price of the underlying stock on the change date and (y) the adjustment factor in effect for the underlying stock on the trading day immediately prior to the change date.

The “option period volatility” means, in respect of any trading day, the volatility (calculated by referring to the closing price of the underlying stock on its primary exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the underlying stock issuer; provided, however, if (i) there is no other stock in the replacement stock selection index in the same GICS sub-industry or (ii) a replacement stock (a) for which there is no trading restriction and (b) that is not an excess ADTV stock cannot be identified from the replacement stock selection index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to the underlying stock issuer. If no GICS Code has been assigned to the underlying stock issuer, the applicable GICS Code will be determined by the calculation agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as the underlying stock issuer at the time of the relevant replacement stock event.

The “replacement stock selection index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility. If the underlying stock consists of any new stock or replacement stock that is an ADS and the underlying stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the FINRA, or if the American depositary receipt facility between the underlying stock issuer and the depositary is terminated for any reason (each, an “ADS termination event”), then, on the last trading day on which the underlying stock is listed or admitted to trading or the last trading day immediately prior to the date of such termination, as applicable (the “change date”), a replacement stock event shall be deemed to occur.

No Listing

The securities will not be listed on any securities exchange or automated quotation system.

THE UNDERLYING STOCK

The underlying stock is the common stock of Ford Motor Company (the “underlying stock issuer”).

Ford Motor Company

Ford Motor Company is one of the world’s largest producers of cars and trucks. Ford Motor Company and its subsidiaries also engage in other businesses, including financing vehicles. The underlying stock trades on the New York Stock Exchange under the symbol “F.”

The underlying stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Room, 100 F Street, NE, Washington, DC 20549. Copies of this material can also be obtained from the Office of Investor Education and Advocacy of the SEC, at prescribed rates. In addition, information filed by the underlying stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC file number: 001-03950. Information about the underlying stock may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the underlying stock issuer’s website.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying stock or other securities of the underlying stock issuer. In connection with the issuance of the securities, neither we nor the agent has participated in the preparation of any of the underlying stock issuer’s public filings or made any due diligence inquiry with respect to the underlying stock issuer. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of such public filings or other publicly available information) that would affect the trading price of the underlying stock (and therefore the price of such common stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying stock issuer could affect the value received at maturity of the securities.

The underlying stock issuer is not involved in this offering of securities in any way and will have no obligation of any kind with respect to the securities. We, the agent and our affiliates may at present, or from time to time in the future, engage in business with the underlying stock issuer, including extending loans to (and exercising creditors’ remedies with respect to such loans), or making equity investments in, the underlying stock issuer, and in the course of such business, we, the agent or our affiliates may have obtained or may in the future obtain material non-public information regarding the underlying stock issuer, or any affiliate of the underlying stock issuer, and none of we, the agent or any such affiliate undertakes to disclose any such information to purchasers of the securities. We, the agent and our affiliates from time to time may publish research reports with respect to the underlying stock. Such research reports may or may not recommend that investors buy or hold the underlying stock. We, the agent and our affiliates do not undertake to inform purchasers of the securities of any changes (positive or negative) to the recommendations contained in future research reports.

None of we, the agent or any of our affiliates makes any representation to you as to the performance of the underlying stock.

Historical Data

The following table sets forth the high, low and period-end closing prices for the underlying stock for each calendar quarter in the period from January 1, 2002 through June 30, 2012 and for the period from July 1, 2012 to July 25, 2012. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the underlying stock should not be taken as indications of future performance, and no assurance can be given that the price of the underlying stock will not decrease.

	High	Low	Period-End
2002
First Quarter	17.20	14.04	16.49
Second Quarter	18.19	14.90	16.00
Third Quarter	15.76	9.34	9.80
Fourth Quarter	11.45	7.15	9.30
2003
First Quarter	10.58	6.60	7.52
Second Quarter	11.68	7.48	10.99
Third Quarter	12.31	10.52	10.77
Fourth Quarter	16.79	11.02	16.00
2004
First Quarter	17.10	12.89	13.57
Second Quarter	16.36	13.12	15.65
Third Quarter	15.19	13.80	14.05
Fourth Quarter	14.88	12.70	14.64
2005
First Quarter	14.71	10.99	11.33
Second Quarter	11.37	9.11	10.24
Third Quarter	11.00	9.66	9.86
Fourth Quarter	9.89	7.65	7.72
2006
First Quarter	8.93	7.55	7.96
Second Quarter	7.95	6.36	6.93
Third Quarter	9.19	6.19	8.09
Fourth Quarter	9.03	6.88	7.51
2007
First Quarter	8.73	7.51	7.89
Second Quarter	9.49	7.74	9.42
Third Quarter	9.64	7.50	8.49
Fourth Quarter	9.20	6.70	6.73
2008
First Quarter	6.85	5.11	5.72
Second Quarter	8.48	4.81	4.81
Third Quarter	6.03	4.17	5.20
Fourth Quarter	4.55	1.26	2.29
2009
First Quarter	2.94	1.58	2.63
Second Quarter	6.41	2.74	6.07
Third Quarter	8.44	5.35	7.21
Fourth Quarter	10.20	6.84	10.00
2010
First Quarter	14.10	10.28	12.57
Second Quarter	14.46	9.88	10.08
Third Quarter	13.16	10.16	12.24
Fourth Quarter	17.00	12.26	16.79
2011
First Quarter	18.79	14.01	14.91
Second Quarter	15.79	12.77	13.79
Third Quarter	14.12	9.62	9.67
Fourth Quarter	12.51	9.37	10.76
2012
First Quarter	12.96	11.13	12.48
Second Quarter	12.64	9.59	9.59
July 1, 2012 to July 25, 2012	9.60	8.97	8.97

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This discussion is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a security for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the underlying stock, and the terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the securities. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”), (i) the interest payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid interest payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations. Your holding period for your securities should generally begin on the date after the issue date (i.e., the settlement date) and, if you hold your securities until maturity, your holding period should generally include the stated maturity date.

Alternative Treatments. It is possible that the securities could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your securities. In general, your adjusted tax basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities and decreased by the interest payments on your securities. Any gain you recognize upon the sale, exchange or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities, and thereafter, would be capital loss.

If any positive dividend adjustments occur during the term of the securities, you may be required to separately include such adjustments in ordinary income either at the time they occur or upon the sale, exchange or maturity of your securities. Such inclusions would not be eligible for the special tax rate applicable to “qualified dividends”, notwithstanding that such amounts would be attributable to dividends on the underlying stock that may have been “qualified dividends” if the underlying stock had been held directly by an investor in the securities.

Furthermore, your securities could also be treated as a unit consisting of a derivative contract (the “Contract”) and an interest-bearing cash deposit equal to the value of the principal amount of the securities (the “Cash Deposit”). Under this characterization, if you are an initial purchaser of the securities, your securities would likely be treated for U.S. federal income tax purposes in the same manner as a pre-paid coupon-bearing derivative contract as described above. If, however, you are a secondary purchaser of the securities, you would likely be required to allocate your purchase price for the securities between the Contract and the Cash Deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the Cash Deposit were in excess of the principal amount of your securities, you might be subject to the amortizable bond premium rules. Alternatively, if the portion of your purchase price allocated to the Cash Deposit were less than the principal amount of your securities, you might be subject to the market discount rules. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the interest payments on your securities could be treated all or in part as contract fees in respect of a derivative contract. The United States federal income tax treatment of such contract fees is uncertain. Additionally, it is possible that the interest payments could be treated as a return of principal that would reduce your basis in the securities.

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as owning the underlying stock; (ii) any gain or loss that you recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss; (iii) you should be required to accrue interest income over the term of your securities (in excess of the interest payments on your securities); or (iv) your securities should be treated as a notional principal contract for tax purposes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for United States federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the interest payments. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the disposition of the securities and will likely include the interest payments on the securities, unless such net gains and payments of interest are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your securities. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your securities before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your securities if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of securities. You are a non-United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

Because significant aspects of the tax treatment of the securities are uncertain, if we are the withholding agent with respect to payments of interest on the securities, we intend to withhold at a rate of 30% on such payments made to a non-United States holder, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). In order to claim an exemption from or a reduction of the 30% withholding tax, a non-United States holder of a security must comply with certification requirements to establish that it is not a United States holder and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. Other withholding agents may take a similar position regarding their withholding obligations with respect to interest payments on the securities. If you are a non-United States holder, you are urged to consult your own tax advisor regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

In addition, regulations proposed by the IRS and the Treasury Department under Section 871 of the Code could, when finalized, treat certain payments on the securities as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or the lower rate applicable to dividends under an applicable treaty), which may be satisfied by withholding. In particular, there is a significant possibility that this tax will apply to any payment on the securities that is attributable to dividend payments on the underlying stock. If we or other payors impose such a withholding tax (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such a tax. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the securities when these regulations are finalized.

In addition, as described above, the IRS could assert that you should be treated as if you owned the underlying stock. If the IRS were successful in asserting that treatment, you would generally be subject to a tax at a rate of up to 30% (or the lower rate applicable to dividends under an applicable treaty) with respect to the entire amount of dividends paid on the underlying stock during the period in which you held the securities. Under this treatment of the securities, this tax would be due even in the absence of the proposed regulations described above.

If your securities are characterized and treated for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the underlying stock, as discussed above, and subject to the discussion above and the discussion of backup withholding below, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the securities) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report interest payments on your securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the securities, including any possible alternative characterizations and treatments of the securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC has agreed, subject to the terms and conditions of the distribution agreement and a terms agreement, to purchase from us as principal $                     aggregate face amount of securities.